Telestone Technologies Corporation Rings Olympic Bid

China Unicom Selects Telestone for 2008 Beijing Olympic Projects

Beijing, China, January 10, 2007 (MARKET WIRE via COMPTEX)- Telestone Technologies Corporation (NASDAQ-TSTC) a leading provider of wireless communication coverage solutions primarily in People’s Republic of China (“PRC”) today announced it has started to build the indoor wireless coverage projects for 2008 Beijing Olympic Games Venues for China Unicom Beijing Branch. There are over 20 projects including gymnasiums, general offices and drug testing centers. China Unicom estimates a total of $5 million (USD) planned investment for these projects. Telestone will provide wireless indoor coverage equipment and solutions platforms for GSM, CDMA and 3G for all mobile networks at the Olympic venues. Since 2001, Telestone has provided wireless indoor coverage solutions for the China Unicom Beijing Branch.

“Building solutions for the Olympic venues fully states that China Unicom has confidence in the company’s professional ability. The company is very proud to provide these services for the Olympic Games through China Unicom. The company’s proprietary 3G technology will connect the world’s signals into China’s 3G wireless system,” said Daqing Han Chairman & CEO of Telestone Technologies Corporation.

About Telestone Technologies Corporation
Telestone provides wireless communications coverage solutions primarily in the People’s Republic of China. These solutions include products such as repeaters, antennas and radio accessories. In addition, the Company provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone Technologies currently has approximately 556 employees. Additional information on the Company can be found at www.telestonecorp.com

SAFE HARBOR Information in this news release or on this website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation ("Telestone") that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone's control, in addition to those discussed in Telestone's press releases, public filings, and statements by Telestone's management, including, but not limited to, Telestone's estimate of the sufficiency of its existing capital resources, Telestone's ability to raise additional capital to fund future operations, Telestone's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

For additional information please contact:

Telestone Technologies Corporation

East West Network Group
Mark Miller
770-436-7429
mmeastwest@hotmail.com